Minutes of the Special Meeting of the Board of Directors
Hydro Power Technologies, Inc.
A Wyoming Corporation

Date: August 20, 2025

A special meeting of the Board of Directors (the "Board") of Hydro Power Technologies, Inc. (the "Company" or "Issuer"), a Wyoming corporation, was duly convened on August 20, 2025, in accordance with Wyoming Statute § 17-16-820 and the Company's bylaws.

The meeting was called to order with the Acting Board of Directors, represented by H. Wayne Hayes, Jr., and the majority shareholder of the Company, Biocube, Inc., a California corporation, collectively referred to as the "Board."

Notice of the special meeting was given to each director at least three (3) days prior to the meeting by written notice delivered personally or mailed to each director at their business address, or by telegram, as required by Wyoming Statute § 17-16-820 and the Company's bylaws.

Attendees:

- H. Wayne Hayes, Jr., Acting Chairman and Corporate Secretary
- Representative(s) of Biocube, Inc., Majority Shareholder

Agenda and Resolutions: The Board considered the following matters, and after due deliberation, unanimously adopted the resolutions set forth below:

WHEREAS, H. Wayne Hayes, Jr. informed the Board that on July 16, 2025, a Securities Purchase Agreement (the "SPA") was executed between PatientTrac Limited, a United Kingdom company, and Biocube, Inc., a California corporation, whereby Biocube, Inc. agreed to acquire controlling shares of the Company in exchange for a minimum investment of $250,000 to fund current and future expenses of the Issuer, including but not limited to:

1. The merger of Biocube, Inc. and other companies within the Biocube Group;
2. Retention of PCAOB-registered auditors to complete the Annual Report for the period ending September 30, 2025;
3. Corporate actions with FINRA, including a name change, symbol change, and other corporate considerations to be determined;
4. Filing of a Form 10 with the Securities and Exchange Commission to achieve fully reporting status; and

5. Uplisting to the OTCQB and other listed exchanges.

WHEREAS, pursuant to the SPA, PatientTrac Limited agreed to transfer to Biocube, Inc. the following securities:

- 100% of the Preferred Series A shares (110 outstanding shares), conferring super voting control;
- 3,901,000 Preferred Series E shares, representing over 98% of the issued Preferred Series E shares; and
- The authority to appoint the management team and Board of Directors of the Issuer.

WHEREAS, PatientTrac Limited presented agreements from prior shareholders concerning:

- The transfer of its interest in Sheila Works, Italy, in exchange for the cancellation of shareholder loans; and
- The transfer of 100% of Hydro Power Technologies, Inc., an Ontario, Canada company, and its associated intellectual property, effective June 30, 2025, resulting in the Issuer having a standalone financial position as of June 30, 2025, with no assets, no liabilities, and only shareholders' equity to facilitate the merger of its entities.

WHEREAS, Biocube, Inc. introduced its proposed Board of Directors and management team, consisting of:

- Chief Executive Officer: Fengying Guo
- Chief Financial Officer: Ruiyan Wu
- Corporate Secretary: Lisu Shi
- Independent Director: Dan Du
- Independent Director: Qingchun Yi

RESOLVED, that the Board hereby approves and adopts the following:

1. The Securities Purchase Agreement between PatientTrac Limited and Biocube, Inc. is approved in its entirety, and its terms are fully adopted.
2. The Corporate Secretary is authorized to facilitate the transfer of Preferred Series A and Preferred Series E shares without requiring a medallion guarantee.

3. The agreements between shareholders and the Issuer regarding the 65% interest in Sheila Works, Italy, and the 100% ownership of Hydro Power Technologies, Inc., an Ontario, Canada company, are approved.

4. The following individuals are duly appointed and welcomed as the management team and Board of Directors of the Company:

   - Chief Executive Officer: Fengying Guo
   - Chief Financial Officer: Ruiyan Wu
   - Corporate Secretary: Lisu Shi
   - Independent Director: Dan Du
   - Independent Director: Qingchun Yi

5. The resignation of H. Wayne Hayes, Jr. as Acting Chairman and Corporate Secretary, in their interim capacity, is accepted, effective at the close of this special meeting on August 20, 2025.

Compliance with Wyoming Statute § 17-16-820:

This special meeting was conducted in accordance with Wyoming Statute § 17-16-820, which permits special meetings of the Board of Directors to be called by the Chairman, President, or any Director, with notice provided at least three (3) days prior to the meeting by written notice delivered personally, mailed to each director's business address, or by telegram. The Board confirms that all procedural requirements for calling and conducting this special meeting were duly satisfied.

Adjournment:
There being no further business to come before the Board, the meeting was adjourned.
Certification:
This is a true and correct copy of the minutes of the special meeting of the Board of Directors of Hydro Power Technologies, Inc., held on August 20, 2025

By: H Wayne Hayes Jr

Name: H Wayne Hayes, Jr.
Title: Interim Corporate Secretary
Date: August 20, 2025

Majority Shareholder

By: ________________________

Name: Fengying Guo
Title: Interim Corporate Secretary
Date: August 20, 2025
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